EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Hamilton Lane Incorporated for the registration of Class A common stock and to the incorporation by reference therein of our report dated May 27, 2021, with respect to the consolidated financial statements of Hamilton Lane Incorporated included in its Annual Report (Form 10-K) for the year ended March 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 6, 2021